EXHIBIT 21.1



                    SUBSIDIARIES OF HORIZONTAL VENTURES, INC.


Wholly Owned Subsidiaries of Horizontal Ventures, Inc.:

     HVI Cat Canyon, Inc., a Colorado corporation

     Calox, Inc., an Indiana corporation

     HVI Acquisition Corporation, a Delaware corporation